 Exhibit 5.1

August 30, 2011
9346-233

Entergy Louisiana Investment Recovery Funding I, L.L.C.
4809 Jefferson Highway
Conference Room 43
Jefferson, Louisiana  70121

Entergy Louisiana, LLC
446 North Boulevard
Baton Rouge, Louisiana  70802

Re:	Entergy Louisiana Investment Recovery Funding I, L.L.C.:

Exhibit 5.1 (Legality)

Ladies and Gentlemen:

We have acted as counsel to Entergy Louisiana Investment Recovery Funding I, L.L.C., a Louisiana limited liability company (the “Issuer”), in connection with its offering and sale of $207,156,000.00 aggregate principal amount of its 2011 Senior Secured Investment Recovery Bonds (the “Investment Recovery Bonds”).  The Issuer and Entergy Louisiana, LLC, a Texas limited liability company (“ELL”), in its capacity as sponsor for the Issuer, each filed with the Securities and Exchange Commission a registration statement on Form S-3 on June 24, 2011 (Registration Nos. 333-175117 and 333-175117-01), as amended by Amendment No. 1 thereto, including a prospectus and a form of preliminary prospectus supplement, both subject to completion (collectively, the “Registration Statement”), relating to the proposed issuance of up to $207,156,000.00 (formerly $206,300,000.00) in aggregate principal amount of Investment Recovery Bonds of the Issuer.  At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

DOCUMENTS EXAMINED

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of the following:

(a) The Articles of Organization of the Issuer, dated June 6, 2011 (the “Articles”), as filed in the office of the Secretary of State of the State of Louisiana on June 7, 2011;

(b) The Limited Liability Company Operating Agreement of the Issuer, dated as of June 7, 2007 (the “LLC Agreement”), by Entergy Louisiana, LLC, as the sole member (the "Member") and the Issuer;

(c) A Certificate of Good Standing for the Issuer, dated July 20, 2011, obtained from the Louisiana Secretary of State;

(d) Forms of an Indenture and a Series Supplement (as so supplemented, the “Indenture”) to be entered into between the Issuer and The Bank of New York Mellon, a New York banking corporation, as indenture trustee, attached as an Exhibit to the Registration Statement, pursuant to which the Investment Recovery Bonds are to be issued;

(e) The Registration Statement; and

(f) The Financing Order No. U-31894-B approved by the Louisiana Public Service Commission on August 10, 2011, issued on August 12, 2011, pertaining to the Issuer and ELL in Docket No. U-31894 (the “Financing Order”).

Capitalized terms used herein and not otherwise defined are used as defined in the Prospectus.

For purposes of this opinion, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into any document reviewed by us.

RELIANCE AND ASSUMPTIONS

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or email, and the authenticity of the originals of such latter documents.

For purposes of this opinion, we have assumed (i) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its organization or formation, (ii) that there are no proceedings pending or contemplated for the merger, consolidation, conversion, dissolution, liquidation or termination of the Issuer, (iii) except to the extent provided in paragraph 2 below, that each of the parties to such documents has the requisite power and authority, corporate or other, to enter into and perform its obligations under such documents, and (iv) except to the extent provided in paragraph 3 below, that each of the parties to such documents has duly authorized, executed and delivered such documents.  We have further assumed that there are no documents or agreements between or among the parties to the documents reviewed by us which alter or are inconsistent with the provisions of such documents and which would have an effect on the opinions expressed in this opinion letter.

The opinions expressed below are based on the following assumptions:

(a)           the Registration Statement will become effective;

(b)           the proposed transaction is consummated as contemplated in the Registration Statement;

(c)           prior to the issuance of the Investment Recovery Bonds:

(i)           all necessary orders, approvals and authorization for the Issuer’s purchase of the investment recovery property (as such term is used in the Prospectus Supplement and the Prospectus) from ELL in exchange for the net proceeds of the Investment Recovery Bonds will have been obtained by the Issuer;

(ii)           the Indenture will have been executed and delivered by the Issuer’s authorized representative and by The Bank of New York Mellon, as indenture trustee;

(iii)           the maturity dates, the bond rates, the redemption provisions and the other terms of the Investment Recovery Bonds being offered will be fixed in accordance with the terms of the Indenture;

(iv)           the Sale Agreement between the Issuer and ELL, as Seller, will have been executed and delivered;

(v)           the Servicing Agreement between the Issuer and ELL, as Services, will have been executed and delivered;

(vi)           the Underwriting Agreement among the Issuer, ELL and the underwriters of the Investment Recovery Bonds (the “Underwriting Agreement”) will have been executed and delivered; and

(vii)           the Managers of the Issuer will have taken all necessary action to approve and establish the terms of the Investment Recovery Bonds and the issuance thereof and to approve the terms of the offering of the Investment Recovery Bonds and related matters;

(d)           the Indenture will be qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended; and

(e)           the LLC Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of members to, and the creation, operation, dissolution and termination of, the Issuer, and that the LLC Agreement and the Articles are in full force and effect and have not been amended, and no amendment of the LLC Agreement or the Articles is pending or has been proposed.

We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction as such records of the Issuer and such agreements, certificates of public officials, certificates of officers, managers or other representatives of the Issuer and other instruments as we deemed advisable, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this letter.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer or others.

OPINIONS

Based upon the foregoing assumptions and subject to the other limitations, assumptions and qualifications set forth below, we are of the opinion that:

1. The Issuer has been duly organized and is validly existing in good standing as a limited liability company under the laws of the State of Louisiana.

2. Under the Louisiana Limited Liability Company Law (La. R.S. 12:1301, et seq.) (the "LLC Law"), and the LLC Agreement, the Issuer has the limited liability company power and authority to execute and deliver the Indenture and to issue the Investment Recovery Bonds, and to perform its obligations under the Indenture and the Investment Recovery Bonds.

3. The execution and delivery by the Issuer of the Indenture and the Investment Recovery Bonds, and the performance by the Issuer of its obligations thereunder, have been duly authorized by all necessary limited liability company action on the part of the Issuer.

4. When properly executed, authenticated and issued in accordance with the Indenture and delivered against payment of the purchase price provided for in the Underwriting Agreement, and upon satisfaction of all other conditions contained in the Indenture and the Underwriting Agreement, the Investment Recovery Bonds will constitute legal, valid and binding obligations of the Issuer and the Investment Recovery Bonds will be enforceable against the Issuer in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general applicability relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing which among other effects may limit the availability of certain remedies, such as injunctive relief and specific performance.

EXCEPTIONS AND QUALIFICATIONS

This opinion is limited to the laws of the State of Louisiana (excluding the securities and blue sky laws of the State of Louisiana), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws (including federal bankruptcy law) and rules and regulations relating thereto or the laws of any other state or any foreign jurisdiction or any matters of municipal or other local law.  Our opinions are rendered only with respect to Louisiana laws and rules, regulations and orders thereunder that are currently in effect.  In rendering the opinions set forth herein, we express no opinion concerning (i) the creation, attachment, perfection or priority of any security interest, lien or other encumbrance, or (ii) the nature or validity of title to any property.

The opinions contained herein are given only as of the date of this opinion letter.  No opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law.  We undertake no responsibility and disclaim any obligation to supplement this opinion or otherwise advise you or any other person of any change after the date hereof in the law (whether constitutional, statutory or judicial) or the facts presently in effect, even though such change may alter the scope or substance of the opinions herein expressed or affect the legal or factual statements or assumptions herein.  We shall have no obligation to revise or reissue this opinion with respect to any transaction which occurs after the date hereof and we undertake no responsibility or obligation to consider this opinion’s applicability or correctness to any person other than its addressees.  This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

We are furnishing this opinion to you solely in connection with the issuance of the Investment Recovery Bonds described above, and this opinion may be relied upon only by you, and is not to be used, relied on, circulated, quoted or otherwise referred to for any other purpose.  However, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the Prospectus and the Prospectus Supplement under the section captioned “Legal Matters.”  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ Phelps Dunbar, L.L.P.